EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is made and entered into as of the 27th day of November, 2006, by and between JDCO, Inc., a California corporation ("Corporation"), and Steven Binninger ("Executive").

WHEREAS, the Corporation and the Executive desire that the term of this Agreement begin on the date that a merger with Media USA.com, Inc. becomes effective such that the Corporation becomes the wholly-owned subsidiary of a publicly traded company ("Effective Date"); and

WHEREAS, the Corporation desires to employ the Executive and Executive is willing to accept such employment by the Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1    Duties. During the term of this Agreement, the Executive agrees to be employed by the Corporation to serve as President and Chief Operating Officer, and the Corporation agrees to employ and retain the Executive in such capacities. In such capacity, the Executive shall render such managerial, administrative and other services associated with or incident to the development of a franchise program and sales and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The Executive shall devote a substantial portion of his business time, energy and skill to the affairs of the Corporation and the Executive shall report to the Corporation's President and Chief Executive Officer.

In the event that the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with his duties, or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the Corporation's President and Chief Executive Officer, then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by the Corporation without cause.

Section 2    Term of Employment.

2.1    Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

2.1.1   "Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of the Executive's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Corporation, or by reason of the Executive's willful material breach of this Agreement which has resulted in material injury to the Corporation.

2.1.2   "Termination Other Than For Cause" shall mean Corporation's termination of the Executive's employment (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of the Corporation's material breach of this Agreement, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

2.1.3   "Voluntary Termination" shall mean the Executive's termination of his/her employment by the Corporation other than (i) constrictive termination as described herein, (ii) "Termination Upon a Change in Control," and (iii) termination by reason of the Executive's death or disability as described herein.

2.1.4   "Termination Upon a Change in Control" shall mean the Executive's termination of his/her employment with the Corporation within 120 days following a "Change in Control."

2.1.5   "Change in Control" shall mean (i) the time, after the Effective Date, that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

2.1.6   "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors who (i) was a member of that board of directors on the Effective Date, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, (iii) who was a member of the Corporation’s board of directors prior to the Effective Date, or (iv) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Corporation's board of directors at the time of such nomination or election or (y) at least three Continuing Directors.

2.1.7   “Equity Incentive Plan” shall mean the 2006 Java Detour, Inc. Equity Incentive Plan.

2.2    Initial Term. The term of employment of the Executive by the Corporation shall be for a period of five (5) years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Agreement. At any time prior to the expiration of the Initial Term, the Corporation and the Executive may by mutual written agreement extend the Executive's employment under the terms of this Agreement for such additional periods as they may agree.

2.3    Termination For Cause. Termination For Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to the Executive. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.4    Termination Other Than For Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination. Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Equity Incentive Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

2.5    Termination by Reason of Disability. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Corporation's board of directors, has (i) failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months, or (ii) has, in the reasonable judgment of the board of directors, become totally and permanently disabled, then the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.6    Death. In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.7    Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

2.8    Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Equity Incentive Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties hereunder, all to the date of termination, and all Severance Compensation, but no other compensation or reimbursement of any kind.

2.9    Notice of Termination. The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Corporation of such termination.

Section 3    Salary, Benefits and Bonus Compensation.

3.1    Base Salary. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Executive a "Base Salary" for the twelve (12) calendar months beginning the Effective Date at the rate of one-hundred and ninety-nine-thousand and eight-hundred 00/100 dollars ($199,800.00) per annum payable in 12 equal monthly installments of sixteen-thousand and six-hundred and fifty 00/100 dollars ($16,650.00). The Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Corporation's board of directors ("Compensation Committee"), and the Base Salary for each year (or portion thereof) beginning with the Effective Date shall be determined by the Compensation Committee which shall authorize an increase in the Executive's Base Salary for such year in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the "Consumer Price Index, San Francisco, California, All Items," published by the U.S. Department of Labor (using January 1, 2006 as the base date for computation).

3.2    Bonuses. The Executive shall be eligible to receive a discretionary bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Corporation's board of directors based upon its evaluation of the Executive's performance during such year. All such bonuses shall be reviewed annually by the Compensation Committee, if any, or by the board of directors.

3.3    Additional Benefits. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

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Life Insurance, face value of $500,000.
For the term of this Agreement and any extensions thereof, the Corporation shall at its expense continue and keep in effect the existing term life insurance on the life of the Executive in the aggregate amount of $500,000 payable to the beneficiary named by the executive.

3.3.1   Executive Benefits. The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to the Corporation's executive officers, including, without limitation, the Equity Incentive Plan, profit sharing plans, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with the Corporation will be deemed to have commenced on the Effective Date. The Executive’s benefits under the Equity Incentive Plan are set forth on Exhibit A attached hereto and incorporated herein by reference.

3.3.2   Vacation. The Executive shall be entitled to four (4) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

3.3.3   Life Insurance (Key-man insurance). For the term of this Agreement and any extensions thereof, the Corporation shall at its expense continue and keep in effect the existing term life insurance on the life of the Executive payable to the Corporation in the aggregate amount of $500,000.

3.3.4   Automobile Allowance. For the term of this Agreement and any extensions thereof the Corporation shall provide the Executive with an automobile allowance of $750.00 per month.\

3.3.5   Reimbursement for Expenses. During the term of this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with his duties under this Agreement.

Section 4    Severance Compensation.

4.1    Severance Compensation in the Event of a Termination Upon a Change in Control. In the event the Executive's employment is terminated in a Termination Upon a Change in Control, the Executive shall be paid as severance compensation ("Severance Compensation") his Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination provided, however, that if the Executive is employed by a new employer during such period, the Severance Compensation payable to the Executive during such period will be reduced by the amount of compensation that the Executive actually receives from the new employer. However, the Executive is under no obligation to mitigate the amount owed the Executive pursuant to this Section by seeking other employment or otherwise. Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Equity Incentive Plan to the extent provided in the stock option agreement entered into at the time of grant. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement; provided, however, that the benefits under any such plans of the Corporation in which the Executive is a participant, including any such perquisites, shall cease upon re-employment by a new employer. In addition, the Corporation shall transfer to the Executive all insurance policies maintained on the life or disability of the Executive without charge to the Executive, to the extent that such policies permit such transfer.

4.2    Severance Compensation in the Event of a Termination Other Than for Cause. In the event the Executive's employment is terminated in a Termination Other Than for Cause, the Executive shall be paid as Severance Compensation his Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination, on the dates specified in Section 3.1; provided, however, that if the Executive is employed by a new employer during such period, the Severance Compensation payable to the Executive during such period will be reduced by the amount of compensation that the Executive is receiving from the new employer, officer is under no obligation to mitigate the amount owed to the officer pursuant to this Section by seeking employment or other the Executive shall be entitled to an accelerated vesting of any awards granted to the Executive under the Equity Incentive Plan to the extent provided in the stock option agreement entered into at the time of grant. In addition, the Corporation shall transfer to the Executive all insurance policies maintained on the life or disability of the Executive without charge to the Executive, to the extent that such policies permit such transfer.

4.3    No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Executive's death or disability as described herein, the Executive or his estate shall not be paid any Severance Compensation.

4.4    Limit on Aggregate Compensation Upon a Change in Control. Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control, the amount of Severance Compensation paid to the Executive, but exclusive of any payments to the Executive in respect of any stock options then held by the Executive (or any compensation deemed to be received by the Executive in connection with the exercise of any stock options at any time) or by virtue of the Executive's exercise of a Limited Right under the Equity Incentive Plan upon a Change in Control, shall not include any amount that the Corporation is prohibited from deducting for federal income tax purposes by virtue of § 280G of the Internal Revenue Code or any successor provision.

Section 5    Payment Obligations. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be unconditional, and the Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporations' articles of incorporation and bylaws, hereby indemnifies the Executive for the Executive's reasonable attorneys' fees and disbursements incurred in such litigation.

Section 6    Confidentiality. The Executive agrees that all confidential and proprietary information relating to the Corporation's business shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's board of directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement. Executive agrees not to use or disclose any confidential information during the term of this Agreement or thereafter other than in connection with performing Executive's services for the Corporation in accordance with this Agreement.

Section 7    Withholdings. All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Section 8    Indemnification. In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's articles of incorporation and bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under California Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Executive's expenses in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Section 9    Non-Competition. Executive agrees that during the Term and for a period of one (1) year thereafter Executive will not directly or indirectly: (i) (whether as director, officer, consultant, principal, employee, agent, or otherwise) engage in or contribute Executive's knowledge and abilities to any business or entity in competition with the Corporation; (ii) employ or attempt to employ or assist anyone in employing any person who is an employee of the Corporation or was an employee of the Corporation during the previous one year period; or (iii) attempt in any manner to solicit from any client business of the type performed by the Corporation or persuade any client of the Corporation to cease doing business or reduce the amount of business that such client has customarily done with the Corporation.

Section 10    Enforcement.

(a)   Executive agrees that the restrictions set forth in this paragraph are reasonable and necessary to protect the goodwill of the Corporation. If any of the covenants set forth herein are deemed to be invalid or unenforceable based upon the duration or otherwise, the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law.

(b)   In the event of a breach or threatened breach by Executive of the provisions set forth in this paragraph, Executive acknowledges that the Corporation will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Corporation. Therefore, Executive consents to enforcement of this paragraph by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the employer may have under this Agreement or otherwise.

Section 11    Intellectual Property.

(a)   The Corporation has hired Executive to work full time so anything Executive produces during the employment term is the property of the Corporation. Any writing, invention, design, system, process, development or discovery conceived, developed, created, or made by Executive, alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation, whether or not patentable, registrable, or copyrightable shall become the sole and exclusive property of the Corporation.

(b)   Executive shall disclose the same promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time from time to time hereafter, (1) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (ii) execute all documents requested by the Corporation for filing such applications for and procuring patents, trademarks, service marks or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (iii) give the Corporation all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain, and protect the Corporation's right therein and thereto.

Section 12    Post-Employment Obligations.

(a)   Corporation Property. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Corporation's business that Executive shall prepare or receive from the Corporation shall remain the Corporation's sole and exclusive property. Upon termination of this Agreement, Executive shall promptly return to the Corporation all property of the Corporation in his possession. Executive further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials originating with or belonging to the Corporation. Executive additionally represents that, upon termination of his employment with the Corporation, he will not retain in his possession any such software, documents, or other materials.

(b)   Cooperation. Executive agrees that both during and after his employment he shall, at the request of the Corporation, render all assistance and perform all lawful acts that the Corporation considers necessary or advisable in connection with any litigation involving the Corporation or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of the Corporation.

Section 13    Arbitration. Any and all disputes arising out of or relating to the interpretation or application of this Agreement or concerning Executive's employment with the Corporation or termination thereof, shall be subject to arbitration in Davis, California, under the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties. Nothing contained in this Paragraph shall limit the right of the Corporation to enforce by court injunction or other equitable relief Executive's obligations under Sections 7, 10 and 12 of this Agreement.

Section 14    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard to its conflict of law rules.

Section 15    Successors and Assigns. Neither this Agreement, nor any of Executive's rights, powers, duties or obligations hereunder, may be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and legal representatives and the Corporation and its successors. Successors of the Corporation shall include, without limitation, any Corporation or companies acquiring, directly or indirectly, all or substantially all of the assets of the Corporation, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "the Corporation" for the purpose hereof.

Section 16    Waiver. Any waiver or consent from the Corporation with respect to any term or provision of this Agreement or any other aspect of Executive's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Corporation at any time or times to require performance of, or to exercise any of its powers, rights, or remedies with respect to any term or provision of this Agreement or any other aspect of Executive's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Corporation's right at a later time to enforce any such term or provision.

Section 17    Notices. All notices, requests, demand, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

(a)	The Corporation: 2121 2nd Street, Building C, Suite 105 Davis, CA 95618 (530) 756-8020

(b)	The Executive: 3618 SE 190th Avenue Vancouver, WA 98683

Addresses may be changed by notice in writing signed by the addressee.

Section 19    Amendment. No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement.

Section 20    Entire Agreement.

(a)    This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Executive and the Corporation. Neither party shall be bound by any term or condition other than as is expressly set forth herein.

(b)    Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired, lie availed himself of this right, that he has carefully read and fully understands all of the provisions of the Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal to be effective as of the day and year first hereinabove written.

CORPORATION: JDCO, Inc. By: /s/ Michael Binninger CEO EXECUTIVE: /s/ Steven Binninger Steven Binninger

EXHIBIT A

Employee shall receive options to acquire Two Hundred Thirteen Thousand and Fifty Five (213,055) shares of the common stock of Java Detour, Inc. under the Equity Incentive Plan. The exercise price shall be the fair market value of a share of common stock on the date of the Agreement. The options will be subject to a vesting schedule such that will cause the options to vest in five (5) annual installments, each representing one fifth (1/5) of the total shares available for purchase under this option, provided the Employee is still employed by the Corporation on the applicable anniversary of the Effective Date. After vesting, the options will have a five-year term regardless of whether Employee is still employed by the Corporation after vesting.